Consent of Independent Certified Public Accountants

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Amendment No. 1 to the Registration Statement on Form S-3 of our report dated March 5, 1996, except as to Note 9, which is as of March 22, 1996, which appears on page 22 of the 1995 Annual Report to Stockholders of The Sports Authority, Inc., which is incorporated by reference in The Sports Authority, Inc.'s Annual Report on Form 10-K for the fiscal year ended January 28, 1996. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ PRICE WATERHOUSE LLP


Fort Lauderdale, Florida
December 11, 1996